Exhibit 15.16

PT INDOSAT TBK

AUDIT COMMITTEE OF THE BOARD OF COMMISSIONERS

CHARTER

I.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Commissioners (the “Board”) of PT INDOSAT TBK (the “Company”) is to:

(i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with capital markets and other regulations which are relevant for the operation of the Company, (c) the qualifications and independence of the Company’s external auditor (the “Independent Auditor”), (d) the operation of the Company’s internal auditing department (“Internal Auditor”), and (e) the performance of the Independent Auditor; and

(ii) prepare the report of the Committee required to be included in the Company’s annual report which accompanies the annual proxy statement or notice of meeting.

The Board recognizes that while the Committee has been given certain duties and responsibilities pursuant to this Charter, the Committee is not responsible for guaranteeing the accuracy of the Company’s financial statements or the quality of the Company’s accounting practices. The fundamental responsibility for the Company’s financial statements and disclosures rests with the Board of Directors and the Board. The Board also recognizes that meeting the responsibilities of an Audit Committee requires a degree of flexibility. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the Audit Committee is encouraged to adopt such different or additional procedures as it deems necessary from time to time. The Charter will be reviewed by the Board every year to ensure that it is for the best interest of the Company and its shareholders and in compliance with the prevailing laws and regulations applicable to the Company. Any amendment to the Charter shall be adopted in the meeting of the Board in accordance with the Company’s Articles of Association.

The Committee will primarily fulfill these responsibilities by performing activities described in Section IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of at least 1 (one) independent Commissioner and 2 (two) independent individuals from outside the Company, each of whom shall be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In addition, each member of the Committee shall meet the independence and other applicable requirements for audit committee service imposed by the Indonesian Capital Market and Financial Institution Supervisory Agency (“BAPEPAM&LK”), the Indonesia Stock Exchange and the U.S. Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder, the “Act”) and the Rules of the New York Stock Exchange (“NYSE”) to the extent applicable. All members of the Committee shall be familiar with basic finance and accounting practices, and at least one member shall satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All members of the Committee shall also have adequate knowledge of Indonesian and US capital markets regulations and other relevant laws and regulations. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Page 1 of 7 Pages

The members of the Committee shall be appointed and dismissed by the Board and be reported to the General Meeting of Shareholders. The Board shall appoint the Chairperson of the Committee, who must be an Independent Commissioner of the Company. The term of office of the members of the Committee shall not be longer than the term of office of the members of the Board in accordance with the Company’s Articles of Association. After the term of office of a member of the Committee is expired, he or she may only be appointed as a member of the Committee for one more term, which term shall not be longer than the maximum term of office of a commissioner under the Company’s Articles of Association.

Subject to the maximum term of office as stated above, the members of the Committee shall serve for such terms as the Board may determine, or until their earlier resignation, death, or (if a Commissioner) their cessation of office as a commissioner or removal by the Board.

III.	MEETINGS

The Committee will meet at least four times annually. The Chairperson of the Committee shall approve an agenda prior to each meeting. Additional meetings may occur more frequently as circumstances dictate, including working group meetings which shall be attended by at least two members of the Committee appointed by the Chairman. The minutes of working group meetings shall be circulated to the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

For the Plenary Committee Meeting, each member of the Committee shall have one vote. Half of the members, but not less than two (one of which must be an independent commissioner), shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of all of the Committee members or by the unanimous written consent of all of the Committee members. In the event there is a tie in votes then the Chairman would have a casting vote.

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. The minutes of each meeting shall be signed by all members of the Committee who attended the meeting. A copy of the minutes of each meeting and all written consents shall be kept by the Board’s secretary. The Secretary of the Board shall act as the Secretary of the Committee, unless the Committee determine otherwise. The Committee’s secretary shall maintain a separate checklist of issues and agenda items to be considered by the Audit Committee over a full year.

In order to foster open communication, the Committee should meet at least annually with the Board of Directors (following the quorum for the Board of Directors meeting in accordance with the Company’s Articles of Association), the head of internal auditing department and the Independent Auditor in separate executive sessions to discuss any matter that the Committee or each of these groups believe should be discussed privately.

Senior representatives of the Independent Auditor and the Internal Auditor (“IA”) are expected to attend each scheduled meeting of the Committee. In addition, the Committee should meet with the Independent Auditor and the President Director and the Director in charge of financial matters (“Finance Director”) or such other person acting in such position in accordance with the Company’s Articles of Association at least every quarter to review the Company’s financial reports prior to its filing or its release.

Since the Committee is required by the law to maintain confidentiality of all documents, data and information of the Company at all times, other than the members of the Committee and the Board’s secretary, a party may only attend the meeting of the Committee for specific topic(s) based on a written invitation from the Chairperson of the Committee.

Page 2 of 7 Pages

IV.	AUTHORITIES, RESPONSIBILITIES AND DUTIES

The Committee is appointed and authorized by the Board to assist the Board in fulfilling certain of its statutory, fiduciary and regulatory responsibilities. As such, the Committee exercises the authority and power delegated to it by the Board in accordance with:

(a)	the prevailing statutes, regulations, laws and/or regulatory authority obligations;

(b)	the Company’s Articles of Association;

(c)	this Charter; and

(d)	separate Board delegations, resolutions, and approvals granted to it from time to time.

To fulfill its responsibilities and duties the Committee shall:

A.	Reviews and Procedures

(a)

Adopt a formal written charter that is approved by the Board of Commissioners. The charter will be reviewed as necessary, but at least annually. The charter should be disclosed in accordance with the regulations of BAPEPAM&LK, the Indonesia Stock Exchange, SEC and NYSE, to the extent applicable.

(b)

Review and discuss the annual audited financial statements and quarterly financial statements with the Board of Directors and the Independent Auditor, including the disclosures under the caption “Operating and Financial Review and Prospects”, “Management Discussion and Analysis of Financial Condition and Result of Operation”, “Financial Results” or similar captions prior to filing or distribution to BAPEPAM & LK, SEC and/or the public. The review should include discussion with Board of Directors and Independent Auditor of significant issues regarding accounting principles, practices, and judgments. Quarterly unaudited financial results, projection and other unaudited financial information (including press releases with the Company’s financial information) should be reviewed by the Committee before their release or submission to BAPEPAM & LK, SEC and/or the public.

(c)

Recommend the annual audited financial statements and quarterly financial statements to the Board. If necessary, the Committee shall present its review result on the annual audited financial statement in the meeting of the Board.

(d)

Review the compliance of the Company to the applicable laws and regulations in relation to capital markets and operation of the Company, together with the Company’s legal department and corporate secretary.

(e)	Review the internal audit policies and guidelines which are prepared by the Board of Directors, and make a recommendation to the Board regarding those policies and guidelines.

(f)	Receive and review IA’s Annual Audit Plan and IA Charter which are prepared by IA and provide comments to the Board of Directors.

(g)

Receive and review copies of all reports to the Board of Directors prepared by the IA (including but not limited to IA Self-Assessment, IA peer review and progress of outstanding issues) and Independent Auditor and any response to the same by the Board of Directors.

(h)	Discuss with the IA the issues provided in its reports to the Board of Directors, including monitoring results.

(i)

Receive copies of all Risk Management Unit reports to the Risk Management Committee and to the Board of Directors and familiarize itself with established policy on enterprise risk assessment and risk management and monitoring the implementation effectiveness of key risk map relevant to internal control over financial reporting, provided it being understood that it is the task of the Board of Directors to assess and manage the Company’s exposure to those risks.

Page 3 of 7 Pages

(j)

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company and other interested parties of concerns regarding questionable accounting or auditing matters. Review periodically with the Board, Board of Directors and IA these procedures and any significant complaints received.

(k)	Prepare a report to the Board on each assignment given by the Board to the Committee.

(1)	Keep the Board informed of the Committee’s activities and prepare an annual report to the Board on those activities.

(m)

Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee is authorized to access any data within its scope of responsibilities, including but not limited to any notes and information in relation to employees, funds, assets and resources of the Company. The Committee has unrestricted direct access to the management and managers in the Company as well as to the Independent Auditor and shall be empowered to retain independent counsel, accountant, or other relevant advisors to assist it in the conduct of any investigation.

(n)

Receive and review periodically the Company’s code of ethics from the Board of Directors to ensure that it is adequate and up to date as well as review the Board of Directors’ monitoring report on compliance with the Company’s code of ethics.

(o)	Evaluate annually the Committee’s own performance to determine whether it is functioning effectively.

(p)	Receive and review all accounting adjustments proposed by the Independent Auditor but not reflected in the financial statements.

(q)

Review disclosures made to the Committee by the Board of Directors during their certification process for the Company’s Annual Report on Form 20-F about significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting.

(r)

Receive and review reports on financial reporting, earnings releases, and financial disclosure controls and procedures implementation from Management prior to filing to ensure compliance with the prevailing Capital Market laws and regulations.

B.	Independent Auditor

(a)

Be responsible for the appointment, retention, termination, compensation and oversight of the Independent Auditor. The Committee shall also be responsible for the resolution of disagreements between the management and the Independent Auditor regarding financial reporting. The Independent Auditor shall report directly to the Committee. Notwithstanding the foregoing, so long as the Indonesian law requires that only shareholders shall have the right to appoint and remove Independent Auditors, the Committee shall be responsible for nominating and recommending to the Board for approval by the shareholders the appointment and removal of the Independent Auditors. The Committee may delegate to some members assisted by related member of Management to evaluates the independence of the external auditors, to ensure the establishment of engagement contracts, to oversees the execution of audit engagement contract and to reports the outcomes to the full Committee.

(b)	Review and recommend for approval by the Board fees to be paid to the Independent Auditor.

(c)

Ensure that a formal statement delineating all relationships between the Independent Auditor and the Company is received from the Independent Auditor annually. The Committee shall discuss with the Independent Auditor all significant relationships Independent Auditor has with the Company to determine the Independent Auditor’s independence.

Page 4 of 7 Pages

(d)

Meet with the Independent Auditor and the Finance Director to review the scope of the proposed external audit for the current year. The external audit scope shall include a requirement that the Independent Auditor informs the Committee of any significant changes in the Independent Auditor’s original audit plan and that the Independent Auditor will conduct an interim financial review prior to the Company’s quarterly filing with the BAPEPAM&LK/The Indonesia Stock Exchange/SEC.

(e)

Pre-approve all auditing and non-audit services to be provided to the Company by the Independent Auditor, subject to the Company’s Articles of Association and the prevailing laws and regulations applicable to the Company. The Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

(f)

Review and evaluate the lead audit partner of the Independent Auditor and assure the regular rotation of the lead audit partner to the extent required by law. The Committee shall also review and evaluate that the 5-year rotation of a registered public accounting firm as the Independent Auditor is regularly done.

(g)	Obtain assurance from the Independent Auditor that the audit was conducted in a manner consistent with the prevailing laws and regulations, including Section 10A of the Act.

(h)

At least annually, the Committee shall obtain and review a report by the Independent Auditor describing: (i) the firm’s internal quality control procedures, (ii) any material issues raised by the latest internal control review or peer review of the firm or any inquiry by government or professional authorities within the last five years (in respect to one or more independent audits performed by the firm) and any remediation taken, and (iii) overall relationships between the Independent Auditor and the Company.

(i)

Review the Independent Auditor’s management letter, interim and final, communicate and discuss with the Board of Directors, monitor any remediation action taken by the Board of Directors and communicate remediation results to Independent Auditor.

(j)	Determine clear hiring policies for employees or former employees of the Independent Auditor that meet the SEC regulations and stock exchange listing standards.

C. Internal Controls

(a)	Review and discuss with the Board of Directors, the IA and the Independent Auditor issues concerning the adequacy of the Company’s system of internal controls.

(b)

Discuss with the Finance Director and the Independent Auditor their qualitative judgments about the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

(c)	Review with the Independent Auditor any audit problems or difficulties and Board of Directors’ response. The review should include discussion of the responsibilities, budget and staffing of the IA.

(d)

Review with the Independent Auditor, IA and Board of Directors the extent to which any previously-approved changes or improvements in financial or accounting practices and internal controls have been implemented.

(e)	Review annually the effect of regulatory and accounting pronouncement on the Company’s financial statements.

(f)	The Committee shall establish a process to review together with the Board of Directors, the appointment, replacement or dismissal of the Head of Internal Audit by the Board of Directors.

(g)

Review management’s assessment of the effectiveness of internal controls over financial reporting as of the end of the most recent fiscal year and the Independent Auditor’s report on audit of the effectiveness of internal controls over financial reporting.

Page 5 of 7 Pages

D.	Direct Access

To draw appropriate matters to the attention of the Committee, the following individuals shall have direct access to the Committee: the Chief Executive Officer, the Chief Financial Officer, Group Head Finance, Group Head Corporate Secretary, Group Head Legal, the Independent Auditor and the IA.

Outside of Committee meetings, the Committee will have unfettered access to finance executives, albeit the Chairperson of the Committee will normally keep the Chief Financial Officer fully informed of any such dialogue. The Committee shall also have unfettered access to the Independent Auditor and the IA.

V.	EXTERNAL ADVISORS

The Committee shall have the sole authority to obtain, at the Company’s expense, but at funding levels determined by the Committee, advice and assistance from outside legal, accounting or other advisors. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company.

VI.	COMMITTEE’S BUDGET

The Committee is empowered to propose to the Board for approval an annual budget of the Committee for approval. Without limiting the generality of the foregoing, the Company shall provide appropriate funding for ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties.

This Charter was adopted and approved in Jakarta on May 31, 2003 and has been amended on April 28, 2005, on December 21, 2006 and on May 16, 2008.

Audit Committee

Mr Lim Ah Doo Chairman

Page 6 of 7 Pages

AUDIT CHARTER

May 16, 2008

Audit Committee Members

Soeprapto	Setio Anggoro Dewo

Achmad Riva’i	Achmad Fuad Lubis

Page 7 of 7 Pages